EXHIBIT I - Description of Economies and Efficiencies and Estimated
                                 Dollar Savings

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         INTEGRATION &                     START-UP            ANNUAL OPERATING
       SYNERGY EXAMPLES                  COST SAVINGS            COST SAVINGS
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COMMON SOURCE OF SUPPLY:           NA                         Frontier will be
Approximately 58% of SoCalGas'                                able to procure
and SDG&E's combined gas supplies                             the best supply
originate from the SanJuan and                                prices available
Permian basins located in the                                 in the market from
Southwestern United States                                    reputable
(approximately 272,000 MMMBTU's                               suppliers because
were purchased from these basins                              of its affiliation
in the 1996 -1997 timeframe).                                 with SoCalGas and
At least 50% of Frontier Energy's                             SDG&E, the
gas purchases will consist of gas                             collectively
supplies originating from the                                 largest public
same two basins (ranging from 600                             utilityin the
MMMBTU's in 1998 to 1,800 MMMBTU's                            United States.
in 2000).
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PROJECT FINANCING COSTS:  Because                             Estimated
of its association with PE/ENOVA,                             financing cost
Frontier will be able to secure                               savings for a
better terms on its approximate                               $40,000,000
$40 million in financing than it                              revolver over a
would have been able to secure                                5-year period are
otherwise.  These terms include                               approximately
interest rate spread, up-front                                $1,030,000.
fees, commitment fee, and
required equity. Frontier will
also secure more flexible terms
and less restrictive covenants
than it would have obtained
otherwise.
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PROCUREMENT/MATERIALS MANAGEMENT   These staffs are being     Frontier will
AND QUALITY ASSURANCE:  Frontier   used to procure the        continue to
has and will continue to realize   majority of construction   benefit from the
significant efficiencies and       materials for the          use of corporate
savings by utilizing PE/ENOVA's    Frontier project,          procurement and
corporate "Procurement/Materials   including 146 miles of     quality assurance
Management" staff. Procuring       natural gas pipe.  A       staff expertise,
service enables SoCalGas, SDG&E    total ofapproximately      precluding it from
materials though this corporate    $533,000 was saved on      contracting for
and Frontier to attain increased   the cost of the pipe.      outside resources
buyer power and volume discounts                              at costs that
on items ranging from natural                                 would likely be at
gas pipe to computer software                                 least double
and hardware and other office                                 (due to higher
equipment. By being affiliated                                hourly rates and
with PE/ENOVA, Frontier is able                               slower
to secure prices and payment                                  turnaround).
terms on construction materials
that are more competitive than it
would have obtained otherwise.
In addition, the expertise
available from these staffs
enables Frontier to negotiate/
bid very favorable supply
arrangements.

Frontier will also benefit from
the Quality Assurance services
these staffs provide. For example,
rather than having to hire
outside consulting services to
monitor and QA the manufacture
of the natural gas pipe to be
used in the Frontier project,
resources from these staffs
were utilized. Frontier also
benefits from the years of
expertise and R&D these staffs
have accumulated regarding
materials specifications.
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REGULATORY AND GOVERNMENTAL        An estimated $37,500       By utilizing
AFFAIRS:  Frontier will continue   will be saved on initial   corporate
to utilize support from            start-up costs by using    regulatory and
PE/ENOVA's regulatory and          corporate resources and    governmental
governmental affairs corporat      expertise vs. hiring       affairs support,
staffs on federal, national,       outside consultants.       Frontier can
state and local regulatory and                                forego hiring and/
public policy issues and                                      or contracting
proceedings.  In addition,                                    for outside
Frontier will be able to utilize                              expertise at costs
corporate communication staffs                                that would likely
to assist in its public                                       be at least
communication and outreach efforts.                           double.  Estimated
                                                              annual savings are
                                                              $42,500/ year.
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FINANCE AND ACCOUNTING: Frontier   An estimated $150,000 in   Frontier will save
will be able to utilize            up front costs will be     an estimated
corporate financial and            saved by utilizing         $68,500/year due
accounting staff services. These   existing corporate         to its ability
services include areas such as     accounting and financial   to utilize
finance, budgeting and             reporting computer         corporate finance
planning, financial reporting,     software systems.          & accounting staff
regulatory compliance, cost                                   instead of hiring
accounting, accounts payable,                                 on-site staff.
treasury, cash management,
financial risk management,
insurance/claims, payroll
accounting, internal auditing,
taxes, accounting systems, and
pension management. Frontier
will be able to avoid hiring its
own staffs to perform these
functions, as well as being able
to use corporate accounting and
finance information systems
rather than purchasing and
setting up completely new systems.
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HUMAN RESOURCES:  Frontier will                               By utilizing
be able to utilize PE/ENOVA's                                 corporate human
corporate human resources                                     resources staff,
staff services, including                                     Frontier can
compensation and benefits,                                    forego hiring
employee communications, labor                                an on-site human
relations, personnel                                          resources manager.
administration, employee                                      Estimated
development, and human resources                              savings are
systems.                                                      $22,500 per year.
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INFORMATION & TECHNOLOGY           An estimated $50,000       By utilizing
SERVICES:  Frontier will be        in up frontcosts will be   corporate  IT
able to utilize PE/ENOVA's         saved by utilizing         services,
corporate Information &            portions of existing       Frontier can
Technology services and systems,   corporate planning,        forego hiring
such as telecommunications,        customer information       two on-site IT
computer operations, computer      and human resources        support staff.
infrastructure support, data       software systems.          Estimated savings
security, and user support.                                   are $76,138 per
                                                              year.
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ENGINEERING, TECHNICAL & DESIGN    By utilizing SoCalGas      By utilizing
SERVICES: Frontier will continue   engineering services       SoCalGas/SDG&E
to realize efficiencies from       and expertise on initial   engineering
utilizing SoCalGas/SDG&E           engineering and design,    services and
engineering, technical & design    Frontier saved             expertise,
services.  These services          approximately $67,500.     Frontier will save
include pipeline system component                             an estimated
design, pipeline construction,                                $22,500/year.
mapping/GIS technology,
measurement, instrumentation and
controls design, laboratory
services, and cathodic
protection system design.
SoCalGas and SDG&E possess state
of the art systems to support
these services, as well as the
expertise that comes from being
industry leaders.
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CORPORATE AND SUPPORT SERVICES:                               By utilizing
Frontier will be able to utilize                              PE/ENOVA
various corporate services,                                   corporate
such as the services of Building                              services,
and Real Estate, Transportation                               Frontier will be
Fleet Management, Facilities                                  able to forego
Maintenance, Security, and                                    hiring outside
Claims & Administration,                                      agencies to
rather than procuring services                                perform these
from outside agencies. It will                                functions and
also realize increased leverage                               will save an
in the negotiation of insurance                               estimated $31,200
rates, terms, and conditions.                                 per year.
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LEGAL: Frontier will be able to                              By utilizing
utilize corporate legal staffs                               PE/ENOVA
to support its legal and                                     corporate legal
regulatory processes, rather                                 services, Frontier
than its own counsel. It can                                 can forego hiring
also combine forces with                                     full-time staff to
SoCalGas & SDG&E on certain                                  supervise and
proceedings, such as FERC and                                perform legal
other Federal proceedings,                                   functions and will
thus lowering overall costs                                  save an estimated
for the three utilities.                                     $24,209 per year.
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TRAINING:  Frontier will be                                  Frontier benefits
able to use PE/ENOVA in-house                                from the use of
training expertise to train                                  existing corporate
its general management,                                      expertise,
marketing and service personnel.                             precluding it from
                                                             contracting for
                                                             outside resources
                                                             at costs that
                                                             would likely be at
                                                             least double.
                                                             Estimated savings
                                                             are $12,000 per
                                                             year.
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